EXHIBIT 99.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Harvest Operations Corp. on behalf of Harvest Energy Trust

We consent to the inclusion in this annual report on Form 40-F of:

■

our audit report dated March 2, 2009 on the consolidated balance sheets of Harvest Energy Trust as at December 31, 2008 and 2007 and the consolidated statements of income (loss) and comprehensive income (loss),  unitholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2008.

■	our Report of Independent Registered Public Accounting Firm dated March 2, 2009 on the effectiveness of internal control over financial reporting as of December 31, 2008,

each of which is contained in this annual report on Form 40-F of the Trust for the fiscal year ended December 31, 2008.

signed “KPMG LLP”

Chartered Accountants

Calgary, Canada

March 27, 2009